EXHIBIT 10.1

Big Lots, Inc. Non-Employee Director
Compensation Package and Share Ownership Requirements
May 27, 2010

Compensation Package

Annual Retainer	$45,000

Annual Committee Chair Retainer – Audit Committee	$15,000

Annual Committee Chair Retainer – Compensation Committee and Nominating/Corporate Governance Committee	$10,000

Board Meeting Fee	$1,500

Committee Meeting Fee	$1,250

Telephonic Meeting Fee – All Types	$500

Annual Charitable Donation to Organization Nominated by Director	$10,000

Grant Date Fair Value of Big Lots, Inc. Common Shares Underlying Annual Grant of Restricted Stock Award1	$95,000

Share Ownership Requirements

Under the new minimum share ownership requirements applicable to all non-employee directors and senior executives, each director must, at a minimum, own common shares having an aggregate value equal to four times (4x) his or her annual Board retainer (as is in effect at the time compliance with the requirements is evaluated).  Each existing director will be required to meet the requirements on the date of the 2013 annual meeting of shareholders and at subsequent annual meetings.  A newly elected director will be required to meet the requirements on the date of the first annual meeting following the fifth anniversary of his or her election.  Shares counted toward these requirements include common shares held directly or through a broker, unvested restricted stock, and vested but unexercised in-the-money stock options2.

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1	Equity awards are granted pursuant to the Big Lots 2005 Long-Term Incentive Plan.
2
For vested but unexercised in-the-money stock options, only the difference in value between the then-current fair market value of the common shares and the exercise price will be counted toward the share ownership requirements.